SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 _________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of report (Date of earliest event reported)                      December 26, 2002

SYS
(Exact Name of Registrant as Specified in Charter)

       California                                        000-04169                                           95-2467354
(State or Other Jurisdiction                   (Commission                                       (IRS Employer
 of Incorporation)                                   File Number)                           Identification Number)

9620 Chesapeake Drive, Suite 201, San Diego, CA              92123
(Address of Principal Executive Offices)                           (Zip Code)

Registrant's telephone number, including area code:  (858) 715-5500

(none)
Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Event

    On December 20, 2002, the Company announced that it had entered into a Letter of Intent (LOI) with Sierra Genoa, Inc. and Mr. John M. Goode (Sellers), the holders of approximately 80% of the outstanding shares of AP Labs, Inc. (AP Labs) to acquire all of their shares of AP Labs.  AP Labs is estimating its revenues for its fiscal year ending March 31, 2003 to be approximately $25 million.

    AP Labs is a profitable government contractor that provides commercial-off-the-shelf solutions and custom turnkey products, specializing in the design, development and manufacturing of rugged enclosures and integrated systems for high-end defense, aerospace and commercial markets.  AP Labs provides a single point of contact for design, test and support of complex systems, whether it is complete systems containing scores of racks or a single enclosure.  Supported by its Manufacturing Services Division, AP Labs also provides in-house precision sheet metal fabrication; wiring harnesses, circuit card and enclosure assemblies.  Most of AP Labs customers are prime defense contractors and include Lockheed, Raytheon and Being.  Over 25% of sales are direct to the Department of Defense.

    The purchase price will consist of cash, convertible promissory notes and SYS common stock and the assumption of certain debts in exchange for the AP Labs' stock held by the Sellers and as generally provided for in the LOI and to be specifically described and set forth in one or more definitive agreements to be executed by the parties.

    The parties anticipate that, subject to completion of satisfactory due diligence by SYS and completion of the definitive agreements, closing of the transaction contemplated in the definitive agreements shall occur as expeditiously as possible.  The closing of the transaction is expected to be late March of 2003.  SYS will file a detailed Form 8-K once the definitive agreements have been signed by the parties.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

                                                                                                                SYS
                                                                                                         (Registrant)

Date: December 26, 2002                                      By: /s/ Michael W. Fink
                                                                                   Michael W. Fink, Secretary